Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

MidCarolina Financial Corporation and Subsidiary

Burlington, North Carolina

We consent to the incorporation by reference in the registration statements (No. 333-146523 filed as of October 5, 2007; 333-153802 and 333-153803 both filed as of October 2, 2008) on Form S-8 of MidCarolina Financial Corporation and Subsidiary (the “Company”) of our report dated March 15, 2011 with respect to the consolidated financial statements of the Company, which report appears in the Company’s 2010 Annual Report on Form 10-K.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina

March 15, 2011